Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.rockofages.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports 2009 Results

BARRE, VERMONT, March 16, 2010 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced financial results for the fourth quarter and 2009, highlighted by a return to profitability for the quarter and year versus losses for the prior year periods, an increase in cash generated from operations to approximately $10,800,000 for 2009 compared to about $2,300,000 for 2008, and the reduction of total debt by an additional $7,500,000 in 2009 following the $8,000,000 debt reduction achieved in 2008.

Net income for the fourth quarter of 2009 was $609,000, or $0.08 per diluted share, on revenue of $12,279,000.  This compares to a net loss for the fourth quarter of 2008 of $2,677,000, or $0.36 per diluted share, on revenue of $16,560,000.  Results for the fourth quarter of 2008 included a $3,930,000 charge for the write-off of second-grade granite block inventory and a $1,348,000 write-down of the Company's former headquarters building.

"Contrary to our expectations last November, the quarry yield issues that bedeviled us in the third quarter continued to be a problem in the fourth quarter.  The decrease in fourth quarter revenue was a direct result of the poor recovery in our export quarries.  Demand for our stone remains extremely high in our key export markets; we simply did not have enough of the desired inventory to satisfy it.  We are taking steps to rectify this situation.  During the fourth quarter we launched a development program in new areas in our Barre, Bethel and White Gardenia quarries in order to increase production and decrease unit costs beginning in 2010," said Chief Executive Officer Donald Labonte.

"Also encouraging was the improved performance of our manufacturing segment in the fourth quarter of 2009.  Revenue was flat with the prior year level, following negative revenue comparisons in each of the first three quarters, and operating income increased 15%, reflecting improved fourth quarter sales from our authorized dealers and of mausoleums," Labonte said.

"We are optimistic that we can grow both our quarry and manufacturing segments in 2010, even as we maintain our tight control over operating costs and continue deleveraging our balance sheet," the CEO added.

Net income from continuing operations for 2009 was $802,000, or $0.11 per diluted share.  This compares to a loss from continuing operations for 2008 of $2,054,000, or $0.28 per diluted share, which included the inventory charge and write-down of the Company's former headquarters building mentioned above.  Revenue for 2009 decreased to $45,521,000 compared to $55,869,000 for 2008.

SG&A expenses decreased 7% for 2009 compared to 2008, and unallocated corporate overhead decreased 16%.  Interest expense for 2009 decreased to $1,158,000 from $1,368,000 for 2008.

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Rock of Ages Reports 2009 Results

March 16, 2010

Page Two

Balance Sheet Highlights

Total debt at December 31, 2009 was $14.4 million, 34% below total debt of $21.8 million reported at December 31, 2008.

Stockholders' equity at December 31, 2009 was $26,504,000, or $3.57 per diluted share.  This compares to stockholders' equity at December 31, 2008 of $20,431,000, or $2.75 per diluted share.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements Of Operations
(In thousands except per share amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenue
Quarry	$ 5,733	$ 9,920	$ 21,682	$ 28,686
Manufacturing	6,546	6,640	23,839	27,183
Total net revenue	12,279	16,560	45,521	55,869

Cost of goods sold
Quarry	4,154	6,643	16,670	21,333
Quarry inventory impairment	--	3,930	--	3,930
Manufacturing	4,835	4,670	17,572	19,715
Total cost of goods sold	8,989	15,243	34,242	44,978

Gross profit
Quarry	1,579	(653)	5,012	3,423
Manufacturing	1,711	1,970	6,267	7,468
Total gross profit	3,290	1,317	11,279	10,891

Selling, general and administrative expenses
Quarry	610	520	2,243	2,267
Manufacturing	970	1,325	3,933	4,383
Total SG&A expenses	1,580	1,845	6,176	6,650

Divisional operating income
Quarry	969	(1,173)	2,769	1,156
Manufacturing	741	645	2,334	3,085
Total divisional operating income	1,710	(528)	5,103	4,241

Unallocated corporate overhead	649	637	3,042	3,636
Foreign exchange loss (gain)	131	(27)	131	(27)
Effect of pension curtailment	--	--	95	--
Impairment of long-lived assets	--	1,348	--	1,348
Other income, net	(187)	(246)	(405)	(425)

Income (loss) from continuing
operations before interest and income taxes	1,117	(2,240)	2,240	(291)

Interest expense, net	287	322	1,158	1,368

Income (loss) from continuing operations before income taxes	830	(2,562)	1,082	(1,659)

Income tax expense	221	115	280	395

Income (loss) from continuing operations	609	(2,677)	802	(2,054)

Loss from discontinued operations	--	--	--	(119)
Interest allocated to discontinued operations	--	--	--	(23)

Net income (loss)	$ 609	$ (2,677)	$ 802	$ (2,196)

Net income per share - basic and diluted
Income (loss) from continuing operations	$ 0.08	$ (0.36)	$ 0.11	$ (0.28)
Loss from discontinued operations	--	--	--	(0.02)
Net income (loss) per share - basic and diluted	0.08	(0.36)	0.11	(0.30)

Weighted average number of common shares outstanding
Basic	7,416	7,416	7,416	7,416
Diluted	7,416	7,416	7,416	7,416

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
(In thousands, except per share amounts) (Unaudited)

	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$ 1,713	$ 888
Trade receivables, net	7,241	13,314
Inventories	15,077	16,839
Other current assets	1,423	1,561
Assets held for sale	759	477

Total current assets	26,213	33,079

Property, plant and equipment, net	30,559	29,998
Cash surrender value of life insurance	137	132
Intangibles, net	582	571
Goodwill	387	387
Long term investments	57	25
Other	281	250

Total assets	$ 58,216	$ 64,442

Liabilities and Stockholders' Equity

Current liabilities:
Borrowings under line of credit	$ 214	$ 7,428
Current maturities of long-term debt	801	517
Salary continuation and other post-employment benefits	691	567
Trade payables	1,285	1,334
Accrued expenses	1,264	2,226
Customer deposits	774	454

Total current liabilities	5,029	12,526

Long-term debt, net of current maturities	13,361	13,904
Salary continuation liability, net of current portion	5,386	5,382
Accrued pension cost	4,810	9,026
Deferred salary liability	1,504	1,523
Other post-employment benefits, net of current portion	1,622	1,623
Deferred tax liability	--	27

Total liabilities	31,712	44,011

Stockholders' equity:
Preferred stock, $0.01 par value. Authorized
2,500,000 shares; 0 shares issued and outstanding	--	--
Common stock Class A, $0.01 par value. Authorized 30,000,000 shares;
4,812,342 issued and outstanding at December 31, 2009 and 2008	48	48
Common stock Class B, $0.01 par value. Authorized 15,000,000 shares;
2,603,721 issued and outstanding at December 31, 2009 and 2008	26	26
Additional paid-in capital	65,751	65,688
Accumulated deficit	(34,746)	(35,548)
Accumulated other comprehensive loss	(4,575)	(9,783)

Total stockholders' equity	26,504	20,431

Total liabilities and stockholders' equity	$ 58,216	$ 64,442